Exhibit 10.21

[Letterhead of Castle Creek Financial LLC]

November 17, 2005

Matthew P. Wagner

President and Chief Executive Officer

First Community Bancorp

6110 El Tordo

Rancho Santa Fe, CA  92067

Dear Matthew:

This letter agreement (the “Agreement”) will confirm that First Community Bancorp (the “Company”) has engaged Castle Creek Financial LLC (“Castle Creek”) as the exclusive financial advisor to the Company in connection with the Company’s efforts to (a) acquire or invest in other financial institutions, excepting therefrom the opening of individual bank branches in the ordinary course of business; (b) effect a sale of the Company or a material amount of its assets; or (c) pursue a financing or recapitalization transaction (collectively, the “Transaction”).  As the exclusive financial advisor to the Company, Castle Creek will, in addition to providing services in connection with a proposed Transaction provide other services pursuant to paragraph 9.

1.                                       In connection with a proposed Transaction, at the request of the Company, Castle Creek will provide such services as the Company shall reasonably request including: (i) assisting the Company in the structuring of the financial aspects of a Transaction; (ii) identifying alternative potential parties and contacting such parties as the Company may designate; (iii) negotiating the terms of a Transaction with such parties; (iv) assisting the Company in communicating the strategic implications of the Transaction to the investment community; and (v) advising the Company in connection with its efforts to raise any additional capital that may be required to facilitate the Transaction.  Further, Castle Creek and the Company expressly acknowledge that the fees provided for under paragraph 3 for a completed Transaction were determined in light of the fact that significant financial advisory services are rendered to the Company in connection with potential Transactions that are not successfully completed.  Thus, such fees earned pursuant to paragraph 3 will serve as compensation for services rendered in connection with a completed Transaction and in connection with potential Transactions that are not successfully completed.  Further, such fees are in recognition of the exclusive arrangement between Castle Creek and the Company, and Castle Creek’s commitment to source and present opportunities in the Company’s geographic market and niche for the Company’s sole consideration and decision before presenting such opportunities to any third party.

2.                                       In connection with a proposed Transaction, you will furnish Castle Creek with such material regarding the business and financial condition of the Company as we request, all of which will be accurate and complete in all material respects at the time furnished in writing.  The Company will also use its reasonable best efforts to assure that its personnel, consultants, experts, attorneys and accountants are made available to Castle Creek upon Castle Creek’s reasonable request in connection with services provided or to be provided by Castle Creek.  During the term of this Agreement, the Company shall promptly notify Castle Creek of (i) any material changes in the business or financial condition of the

Company from the written information provided to Castle Creek, and (ii) any material events or developments relating to the financial condition or business operations or prospects of the Company and promptly make available for Castle Creek’s review copies of all filings related to the Transaction made by the Company with any regulatory agency and copies of all press releases related to the Transaction issued by the Company.  We are relying, without independent verification, on the accuracy and completeness of all information furnished to us in writing by the Company or any other party or potential party to any Transaction.  Castle Creek agrees that all requests for information from the Company will be directed only to the President, Chief Financial Officer or General Counsel of the Company or such other persons as the President shall specifically designate and that it will not treat information obtained from any other person or source as having been provided by the Company.

3.                                       In consideration of the services to be provided hereunder, the Company agrees to pay to Castle Creek the following cash fees:

(A)                              In the event that a sale of the Company is completed, an amount equal to two percent (2.0%) of the Transaction Value (as defined below) for the Transaction, net of the cost of a “fairness opinion” if such opinion is deemed necessary,

(B)                                In the event that an acquisition of or investment in another financial institution is completed by the Company, an amount based upon the following schedule will be owed to Castle Creek upon the consummation of the acquisition or investment based upon the Transaction Value for the Transaction, net of the cost of a “fairness opinion” if such opinion is deemed necessary:

		Deal Value		Fees
($ in millions)

(1)	If	$ 0 < $20	then	1.5% of the Transaction Value

(2)	If	Over $20	then	$300,000, plus 1.0% of the amount of the Transaction Value in excess of $20 million

(C)                                In the event of a financing or recapitalization, the fees will be determined in accordance with paragraph 8 below.

(D)                               Fees payable pursuant to paragraphs 3 (A), (B) and (C) shall be paid upon and only upon the closing of the Transaction.

For purposes of this Agreement, “Transaction Value” means the sum of (as applicable for the particular Transaction): (i) with respect to each class of capital stock of the Company in the event of a sale of the Company or of the financial institution which is acquired by the Company or in which the Company invests, the aggregate consideration paid or payable for all shares of such capital stock and for all shares of such classes issuable upon exercise of options, warrants or other rights, or conversion or exchange of securities to the extent that such options are then exercisable; (ii) in the case of an acquisition or sale, the aggregate liquidation value of any preferred stock or other preferential interests redeemed or remaining outstanding; (iii) the fair market value of any assets distributed to the shareholders of the Company or such financial institution that is purchased, in connection with the Transaction; and (iv) in the case of an asset purchase or sale, the aggregate consideration paid or payable for the assets of the Company or the assets of the financial institution.

The determination of the “aggregate consideration paid or payable” for shares of any classes of capital stock in connection with the Transaction shall include cash, securities (valued in accordance with the following paragraph), or other assets or consideration paid or payable by the purchaser or any of its affiliates, as the case may be, determined without regard to any allocations between the Company or its affiliates in the event of a sale of the Company or between the financial institution or its affiliates in the event such financial institution is acquired by the Company or the Company invests in such financial institution, including but not limited to (i) assets (net of debt or payables) of the Company or such financial institution retained by the Company or such financial institution or their respective stockholders and affiliates, as the case may be (ii) any deferred installments of the purchase price, (iii) any portion of the purchase price held in escrow subsequent to closing which is payable pursuant to the terms of the escrow arrangement, irrespective of whether such amounts are in fact paid, (iv) any payments pursuant to earn-outs, royalties or other similar arrangements, (v) any payments payable after closing upon the occurrence of certain events or conditions or the satisfaction of certain earnings, sales levels or other performance objectives which are agreed to on or before the closing, irrespective of whether such amounts are in fact paid, (vii) the amount of any dividends or other extraordinary payments or distributions to stockholders of the Company or the financial institution in connection with or in anticipation of the Transaction, and (vii) consideration paid by the purchaser or its affiliates as a deposit, reimbursement of expenses, liquidated damages, walk-away fee or other arrangement.

In the event that all or any portion of the Transaction Value for a Transaction is paid in stock or other securities, deferred installments or other non-cash consideration, the amount of the fee payable with respect to such items shall be determined on the basis of the fair market cash equivalent value of such non-cash consideration as of the day preceding the closing date of the Transaction as reasonably determined by Castle Creek and the Company, provided that the value of securities (received as consideration) which have an existing public trading market shall be determined by the closing sale (trade) price on the closing date.

Any portion of the fee which is payable with respect to any earn-out, royalty or similar arrangement where the amount payable is not a certain amount, shall be calculated and paid at the closing based upon the estimated net present value thereof as reasonably determined by Castle Creek and the Company.

If a Transaction involves the acquisition of less than all of outstanding securities of the Company, but securities representing more than 50% of the combined voting power of the then outstanding securities of the Company, then the fee payable pursuant to Section 3(A) shall nonetheless be calculated as though all such equity securities had been so acquired by the purchaser.

4.                                       Regardless of whether a Transaction is completed, the Company will reimburse Castle Creek, upon its demand, for all reasonable out-of-pocket expenses (including travel expenses and fees and disbursements of counsel retained by Castle Creek in connection with this engagement).  In seeking such reimbursement, Castle Creek shall provide an explanation of such charges.

5.                                       The Company agrees to indemnify and hold Castle Creek harmless in accordance with the terms and conditions of Appendix A attached hereto and made a part hereof as though fully set forth in this Agreement.  No termination or modification hereof, or completion of Castle Creek’s engagement hereunder, shall limit or affect such indemnification.

6.                                       Castle Creek’s services hereunder may be terminated by the Company or Castle Creek at any time upon 30 days written notice, provided that Castle Creek shall be entitled to any fees payable pursuant to Section 3 and Section 8 hereof in the event that the Company completes a Transaction (i) on which Castle Creek provided advice or participated in discussions with any of the investors in such Transaction or (ii) with any of the parties as to which Castle Creek advised the Company or with whom the Company engaged in discussions regarding a possible Transaction prior to the termination of this Agreement, providing that such Transaction is completed within eighteen months following the termination of this Agreement.  In addition, Castle Creek shall remain entitled to the reimbursement of fees and expenses under the terms and conditions described in Section 4 hereof, to the extent the same have been incurred on or prior to the date of such termination.  Furthermore, the provisions of this Section 6, and Sections 5 (including Appendix A), 10, 11, 12, 13, 14, 15 and 16, as well as the Confidentiality Agreement, shall survive any termination of this Agreement.

7.                                       In order to coordinate our efforts with respect to any Transaction for which we intend to engage a financial advisor, during the period of our engagement hereunder neither the Company nor any representative thereof (other than Castle Creek) will initiate discussions regarding a Transaction except through Castle Creek.  If the Company or its management receives an inquiry regarding a Transaction, they will promptly advise Castle Creek of such inquiry in order that we can evaluate such prospective party and its interest and assist the Company in any resulting negotiations.

8.                                       Pursuant to section 3(C) hereinabove, it is understood and agreed that if the Company decides to pursue a financing or recapitalization Transaction for which Castle Creek is to provide any of the financial advisory services described above in Section 1 hereof, the Company and Castle Creek shall negotiate in good faith acceptable compensation for Castle Creek in consideration of such services, which compensation will take into account, among other things, the results obtained and the custom and practice among investment bankers acting in similar situations.  The compensation owed to Castle Creek in accordance with the fee structure agreed upon by the Company and Castle Creek in respect of a financing or recapitalization Transaction shall be paid to Castle Creek in cash upon the completion of any such Transaction.

9.                                       It is understood and agreed that Castle Creek will provide such other services that may from time to time be mutually agreed upon by Castle Creek and the Company.  Castle Creek expressly acknowledges that it will not be compensated specifically for these services other than the reimbursement for all reasonable out-of-pocket expenses, but that such fees earned from acting as a financial advisor to the Company for a Transaction will serve as compensation to Castle Creek for such non-Transaction services rendered.  Such services rendered to the Company not directly related to a specific Transaction may include, but are not exclusive to (i) the development and preparation of long term financial and strategic plans, (ii) assistance with investor and public relations, and (iii) capital management advisory services.

10.                                 Except as expressly provided herein, no fee paid or payable to Castle Creek or any of its affiliates shall be used as an offset or credit against any other fee paid or payable to Castle Creek or any of its affiliates.

11.                                 This Agreement, along with the indemnity in Appendix A and the Confidentiality Agreement attached hereto as Annex B, embody the sole terms of the agreement between the Company and Castle Creek with respect to the subject matter hereof and supersede all previous agreements, whether oral or written, between the Company and Castle Creek with respect to the subject matter hereof.  This Agreement may not be altered, varied, revised or amended, except by an instrument in writing signed by both the Company and Castle Creek after the date first written above.  The Company and Castle Creek have not made any other agreements or representations of any kind with respect to such subject matter.

12.                                 This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflict of laws.  Any right to trial by jury with respect to any claim or proceeding related to or arising out of this engagement or any transaction or conduct in connection herewith, is waived.  Any claim or dispute arising out of this Agreement or the alleged breach thereof shall be submitted by the parties to binding and nonappealable arbitration by the American Arbitration Association (“AAA”) in San Diego, California, under the commercial rules then in effect for the AAA, except as provided herein.  The AAA shall recommend three arbitrators who are knowledgeable in the field of investment banking.  The parties shall agree upon one of the three arbitrators or, if no arbitrator is mutually agreed upon, the AAA shall appoint one of the three arbitrators within 30 days of such failure.  The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys’ fees and fees of experts and other witnesses, but shall not include punitive damages against either party.  Each party shall have the right to request the arbitrator to order reasonable and limited discovery.  Notwithstanding this provision, either party may seek appropriate injunctive relief.

13.                                 This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall continue one and the same instrument.

14.                                 The obligations of the Company hereunder shall be the joint and several obligations of the entities comprising the term Company.

15.                                 The Company expressly acknowledges that Castle Creek has been retained solely as an advisor to the Company, and not as an advisor to or agent of any other person, and that the Company’s engagement of Castle Creek is not intended to confer rights upon any persons not a party hereto (including shareholders, employees or creditors of the Company) as against Castle Creek, Castle Creek’s affiliates or their respective directors, officers, agents and employees. Any advice provided to the Company by Castle Creek pursuant to this Agreement is solely for the information and assistance of the executive management and Board of Directors of the Company.  Such advice shall be treated as confidential information and shall not be disclosed to any third party except in accordance with the terms of the Confidentiality Agreement.  Any reference to Castle Creek or to any affiliate of Castle Creek in any release or communication to any party outside the Company is subject to Castle Creek’s prior written approval, which approval shall not be unreasonably withheld or delayed.  If this Agreement is terminated prior to any release or communication, no reference shall be made to Castle Creek without Castle Creek’s prior written approval.

16.                                 Neither the Company nor Castle Creek may assign, transfer, license, or sublicense its rights under this Agreement without the other party’s prior written consent, which may be granted or withheld in the other party’s sole and absolute discretion.  Subject to the limitation in this paragraph, this Agreement will inure to the benefit of and be binding upon both the Company and Castle Creek and their respective successors and assigns.

17.                                 Castle Creek represents that it has the necessary expertise to provide the services contemplated by this Agreement and that the compensation provided for herein is fair and reasonable and comparable to the compensation that would be charged by an independent provider of such services with the same type, level and quality of expertise.  The Company acknowledges that the services contemplated herein will meet legitimate needs of the Company and that it is in the best interests of the Company to obtain such services.

18.                                 After closing a Transaction, Castle Creek shall have the right to place advertisements in financial and other newspapers and other newspapers and journals at its own expense describing its services to the Company under this Agreement, provided that Castle Creek shall have submitted a copy of any such proposed advertisements to the Company for its prior approval, which approval shall not be unreasonably withheld or delayed.

[Signature Page Follows]

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the duplicates of this Agreement and the related indemnification agreement which shall thereupon constitute binding agreements.

Very truly yours,

Castle Creek Financial LLC

/s/ William J. Ruh
William J. Ruh
Executive Vice President

Accepted and agreed:

First Community Bancorp

on its behalf and on behalf of the Company,
as defined above.

By:	/s/ Matthew P. Wagner
Name:	Matthew P. Wagner
Title:	President and CEO
Date:	November 23, 2005